EX99.1

Harpoon Therapeutics Updates Strategic Priorities and Reports Third Quarter 2022 Financial Results

HPN217 (BCMA) interim data update at ASH 2022; HPN328 (DLL3) exploring dosing regimens and HPN601 (EpCAM) expected to enter the clinic in 2023

Strategic realignment to focus resources on ongoing clinical programs; restructuring workforce to support prioritized clinical development, reduce operating expense, and extend cash runway

Following restructuring, current cash and equivalents of $66.1 million expected to fund operations through the end of 2023

SOUTH SAN FRANCISCO, Calif., November 14, 2022 - Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immunotherapy company developing novel T cell engagers, today provided an update on strategic priorities and reported financial results for the third quarter ended September 30, 2022.

“Harpoon continues to advance its next-generation T cell engagers to address a broad patient population with unmet needs in both solid tumor and blood cancer indications,” said Julie Eastland, President and Chief Executive Officer of Harpoon Therapeutics. “We have made the decision to fully focus our resources on our collaborations and the clinical development of HPN217 targeting BCMA, HPN328 targeting DLL3 and HPN601 targeting EpCAM, all of which are in or nearing the clinic. As a result, we will be reducing our workforce by approximately 45%, primarily research and supportive functions.”

Ms. Eastland continued, “We have implemented a corporate restructuring designed to reduce operating expenses and align core activities with the organization’s focused clinical programs that are expected to drive long-term growth. We are grateful for the dedication and contributions of our valued colleagues whose efforts have innovated and advanced this novel T cell engager technology into the clinic. These restructuring and cost reduction efforts are expected to fund and support our operations, further extending our cash position through the end of 2023.”

Business Update / Recent and Upcoming Highlights

Tri-specific T cell Activating Construct (TriTAC®) Platform

HPN217 (BCMA) Phase 1/2 trial for relapsed, refractory multiple myeloma

“We are really encouraged by what we are seeing with HPN217 in heavily pretreated relapsed/refractory multiple myeloma,” said Luke Walker, M.D., Chief Medical Officer of Harpoon Therapeutics. “We look forward to presenting updated clinical results, including additional safety, efficacy and pharmacodynamic data from patients enrolled at higher dose levels at ASH 2022.”

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Abstract accepted for poster presentation at the 64th American Society of Hematology (ASH) Annual Meeting and Exposition being held in New Orleans. The presentation, scheduled for December 11, 2022 at 6 p.m. CT, will provide updated interim data from the Phase 1 dose escalation clinical trial evaluating HPN217 in heavily pretreated patients with relapsed/refractory multiple myeloma.
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HPN217 has received Fast Track designation for the treatment of patients with relapsed and refractory multiple myeloma.

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Dose exploration is continuing with ongoing patient enrollment in the Phase 1 trial expected to reach completion in the first half of 2023.

HPN328 (DLL3) Phase 1/2 trial in small cell lung cancer (SCLC) and other neuroendocrine cancers

The HPN328 Phase 1 study continues to explore dose regimens to optimize tolerability and benefit in patients with neuroendocrine tumors. Recently, Harpoon lowered the priming dose from 2mg to 1mg for future cohorts and amended the protocol to exclude patients from being treated with HPN328 who require oxygen prior to dosing, to help reduce the risk of respiratory complications. These changes follow two events of Grade 3 cytokine release syndrome (CRS) following an initial 2mg priming dose of HPN328 during the dose escalation portion of the study. CRS in one patient resolved with treatment. CRS in a second patient was complicated by a requirement for oxygen prior to dosing and other complications that led to an additional event of Respiratory Failure, which led to the patient’s death. The events have been reported to regulatory authorities as required.

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Harpoon has voluntarily paused new patient enrollment temporarily while it works closely with the FDA and site investigators to implement planned mitigation measures.
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Resumption of new patient enrollment in the study is expected by year end.
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Patients already enrolled in the study continue to receive treatment at their current dose and participate in the trial per the protocol.
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Upcoming milestones for this program are planned as follows:
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Identify an initial dose for expansion and dose optimization in the first half of 2023.
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Provide interim data for the highest target doses studied in mid-2023.
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Begin enrolling additional cohorts in the Phase 1 dose escalation study evaluating HPN328 in combination with atezolizumab (Tecentriq®) for the treatment of patients with SCLC in the first half of 2023.

HPN536 (MSLN) Phase 1/2a trial in ovarian cancer and other solid tumors

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HPN536 has successfully dose escalated in both fixed and step-dosing regimens and has been well tolerated at doses up to 7.2mg/kg once weekly. Based on corporate priorities, Harpoon is seeking a partner to further develop HPN536 in monotherapy or combination studies.

ProTriTAC™

ProTriTAC is a conditionally active T cell engager platform designed to be preferentially active in the tumor. This enables Harpoon’s T cell engagers to address more broadly expressed solid tumor targets across multiple tumor types.

HPN601 (EpCAM)

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HPN601 is the first conditionally active T cell engager based on the ProTriTAC™ platform. EpCAM is expressed in a broad range of solid tumors, potentially enabling HPN601 to address multiple indications with high unmet medical need.
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Harpoon expects to be ready to file an IND in the first half of 2023 to enable a Phase 1 dose exploration study. Trial initiation will be dependent on available resources.

TriTAC-XR®

The proprietary TriTAC-XR extended-release T cell engager platform is designed to minimize on-target CRS, a characteristic of many T cell engagers that can lead to dose limiting toxicities and reduce the efficacy of these potent anti-tumor drugs.

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Nomination of a second clinical candidate from one of Harpoon’s new discovery platforms is expected in the first half of 2023.

Corporate Update

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In November 2022, the Company announced a corporate restructuring designed to reduce operating expenses and align its core activities with the organization’s focused clinical programs that are expected to drive long-term growth.

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In October 2022, Harpoon appointed Luke Walker, M.D., as Chief Medical Officer. Dr. Walker leads the clinical development strategy and execution for Harpoon’s multiple clinical programs.

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In September 2022, Harpoon named Lauren Silvernail to its Board of Directors and as the Chairperson of its Audit Committee. She has led and played key roles in a broad range of transactions, including mergers, acquisitions, and financings.

Third Quarter 2022 Financial Results

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Harpoon ended the third quarter of 2022 with $66.1 million in cash, cash equivalents and marketable securities, compared to $136.6 million as of December 31, 2021. Current cash is expected to fund operations through the end of 2023.

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Revenue for the third quarter ended September 30, 2022 was $13.6 million, compared to $4.5 million for the quarter ended September 30, 2021. For the nine months ended September 30, 2022, revenue was $27.8 million, compared to $19.3 million for the nine months ended September 30, 2022. The increase for both periods primarily arose from revenue recognized in the third quarter of 2022 for research and development services performed on the third and fourth targets under Harpoon’s Restated Collaboration Agreement with AbbVie, and an increase in revenue recognized related to Harpoon’s Development and Option Agreement with AbbVie, for research and development services performed.

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Research and development (R&D) expense for the third quarter ended September 30, 2022 was $21.0 million, compared to $17.0 million for the quarter ended September 30, 2021. For the nine months ended September 30, 2022, R&D expense was $62.4 million, compared to $51.5 million for the nine months ended September 30, 2021. The increase for both periods primarily arose from higher clinical development and personnel-related expense, which included conducting preclinical studies and the continuation and preparation of the clinical trials for HPN601, HPN217 and HPN328.

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General and administrative (G&A) expense for the third quarter ended September 30, 2022 was $4.5 million, compared to $4.2 million for the quarter ended September 30, 2021. For the nine months ended September 30, 2022, G&A expense was $15.0 million, compared to $13.1 million for the nine months ended September 30, 2021. The increase for both periods was primarily attributable to an increase in legal fees and other professional services to support Harpoon’s operations.

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Net loss for the third quarter ended September 30, 2022 was $11.6 million, compared to $16.7 million for the quarter ended September 30, 2021. The net loss for the nine months ended September 30, 2022 was $49.3 million compared to $95.2 million in the first nine months of the prior year.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. Harpoon’s third proprietary technology platform, extended release TriTAC-XR, is designed to mitigate cytokine release syndrome. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “look forward,” “plan,” “potential,” “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the development and advancement of, and milestones concerning, Harpoon Therapeutics’ platforms and product candidates, including timing, scope, design and interim results of clinical trials, the safety and tolerability profile of product candidates, including ability to resume enrollment in the HPN328 clinical trial and reduce the risk of respiratory complications; expectations concerning the ability to make regulatory submissions and the timing thereof; cash sufficiency forecast, including ability to extend cash runway as a result of the restructuring; progress and plans for partnerships, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, preliminary data and trends may not be predictive of future data or results, may not demonstrate safety or efficacy or lead to regulatory approval by the FDA or other regulatory agencies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the timing and results of unexpected litigation or other disputes, the ability to realize the expected benefits from the restructuring, and the sufficiency of Harpoon Therapeutics’ cash resources. These and other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including under “Risk Factors” in Harpoon Therapeutics’ quarterly report on Form 10-Q for the quarter ended June 30, 2022 and future filings by Harpoon Therapeutics, including the Form 10-Q that will be filed for the quarter ended September 30, 2022. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Contacts:

ICR Westwicke

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Media:

uncapped Communications

512-825-2603

megan.russell@uncappedcommunications.com

Harpoon Therapeutics, Inc.

Statement of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Collaboration and license revenue	$13,617	$4,484	$27,826	$19,329
Total revenue	13,617	4,484	27,826	19,329
Operating expenses
Research and development	20,977	16,973	62,446	51,460
General and administrative	4,529	4,186	14,993	13,125
Litigation settlement	—	—	—	49,954
Total operating expenses	25,506	21,159	77,439	114,539
Loss from operations	(11,889)	(16,675)	(49,613)	(95,210)
Interest income	289	48	433	204
Other expense	(40)	(55)	(132)	(163)
Net loss	(11,640)	(16,682)	(49,312)	(95,169)
Other comprehensive loss:
Net unrealized gain (loss) on marketable securities	28	1	19	(3)
Comprehensive loss	$(11,612)	$(16,681)	$(49,293)	$(95,172)
Net loss per share, basic and diluted	$(0.35)	$(0.51)	$(1.49)	$(2.96)
Weighted-average shares used in computing net loss per share, basic and diluted	33,062,148	32,637,660	32,993,568	32,176,132

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

	September 30, 2022	December 31, 2021
	(in thousands)
Cash, cash equivalents, and marketable securities	$66,098	$136,620
Total assets	$83,496	$155,452
Total liabilities	$66,584	$97,382
Total stockholders' equity	$16,912	$58,070